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Michael W. Kaplan
Chief Financial Officer
(714) 414-4003

PACIFIC SUNWEAR ANNOUNCES RESIGNATION OF CHRISTINE LEE,
SVP OF WOMEN’S MERCHANDISING AND DESIGN;
AND COMMENTS ON SECOND QUARTER GUIDANCE

ANAHEIM, Calif., (July 31, 2014) - Pacific Sunwear of California, Inc. (Nasdaq: PSUN) (the “Company”) today announced the resignation of Christine Lee, its Senior Vice President of Women’s Merchandising and Design. Brieane Breuer, who joined PacSun in 2007 and is the Company’s current Vice President of Women’s Design, will assume the additional responsibilities of women’s merchandising on an interim basis.

Ms. Breuer received her Master’s Degree in fashion design and styling from Istituto Marangoni and over the past 13 years has held various merchandising and design roles at high-end fashion brands such as Valentino, as well as at Abercrombie & Fitch.

The Company also stated that it expects its non-GAAP loss from continuing operations per diluted share for the second quarter of fiscal 2014 to be generally in line with analysts’ consensus estimates of $(0.03), which compares favorably to the Company’s previously issued non-GAAP guidance of $(0.08) to $(0.02).

“Sales trends across the business have generally improved in both June and July with Men’s again on track to achieve a positive comp for the second quarter,” said Gary H. Schoenfeld, President and CEO of Pacific Sunwear. “Based on the strength of our brand assortment, along with our leadership position with the Men's jogger for back-to-school, we expect Men's to continue its positive momentum as we look ahead to the third quarter.”

Mr. Schoenfeld continued: “With respect to our Women’s business, we are focused on four key areas: (1) Increasing the penetration of brands, which further differentiates us from our competitors in the mall; (2) Leveraging the vision of our design team even more by leading with new trends; (3) Strengthening our non-apparel business; and (4) Driving growth online.”

“I appreciate all of the efforts Christine has put forth over the past four years to help re-position the PacSun business,” said Mr. Schoenfeld. “I am eager to work even more closely with Brie and the rest of our Women’s team to successfully tackle our key initiatives. I am excited by several recent creative concepts coming from our design team and optimistic that the Women’s business can soon get back to positive comps as well.”

About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, "PacSun" or the "Company") is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of July 31, 2014, the Company operates 618 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.

Pacific Sunwear Safe Harbor
This press release contains "forward-looking statements" including, without limitation, the statements made by the Company and Mr. Schoenfeld in the third, fourth, fifth and sixth paragraphs. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

About non-GAAP Financial Measures
The accompanying press release dated July 31, 2014, contains a non-GAAP financial measure. This non-GAAP financial measure includes a forward-looking estimate of the Company’s non-GAAP loss from continuing operations per diluted share for the second quarter of fiscal 2014. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measure. The Company believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's operating results primarily because it exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.